EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Westmoreland Coal Company:

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-         ) pertaining to the Westmoreland Coal Company Amended and Restated 2007 Equity Incentive Plan for Employees and Non-Employee Directors  of our reports dated March 13, 2012, with respect to the consolidated financial statements and of Westmoreland Coal Company and subsidiaries and the effectiveness of internal control over financial reporting of Westmoreland Coal Company and subsidiaries, and our reports dated March 13, 2012, with respect to the consolidated financial statements of Westmoreland Resources, Inc. and subsidiary and Westmoreland Energy LLC and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Denver, Colorado
May 17, 2012